Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Announces Proposed Private Offering of Senior Unsecured Notes

BALTIMORE (September 20, 2010) — Sinclair Broadcast Group, Inc. (“Sinclair”) (Nasdaq: SBGI) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), intends to offer, subject to market conditions and other factors, approximately $250.0 million aggregate principal amount of Senior Unsecured Notes (the “Notes”).  The Notes are expected to mature in 2018 and to be guaranteed by Sinclair and certain of Sinclair’s subsidiaries.

This private placement of Notes would be conditioned on customary closing conditions.

The net proceeds from the private placement of Notes are intended to be used, together with available cash on hand and/or revolving debt, to repurchase all or a portion of STG’s 8.0% Senior Subordinated Notes due 2012 (the “8% Notes”) and Sinclair’s 6% Convertible Subordinated Debentures due 2012 (the “6% Debentures”). Any net proceeds not used for the repurchases would be used for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, the 8% Notes or the 6% Debentures, nor shall there be any offer or sale of the Notes, the 8% Notes or the 6% Debentures in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The Notes, when, and if, offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,”

“intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, STG’s ability to consummate the offering of the Notes or the repurchase of the 8% Notes or 6% Debentures, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in Sinclair’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  Sinclair undertakes no obligation to update such forward-looking information in the future except as required by law.

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